UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2022
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on March 8, 2022, Richard W. Dreiling, age 68, was appointed as Executive Chairman and as a director of Dollar Tree, Inc. (the “Company” or “Dollar Tree”) effective as of March 16, 2022, in connection with Dollar Tree’s entry into a Stewardship Framework Agreement with affiliates of Mantle Ridge LP, an investment fund.

On March 19, 2022, the Company entered into an Executive Agreement (the “Agreement”) with Mr. Dreiling governing his service as Executive Chairman, which provides a term of five years. Mr. Dreiling will be entitled to an annual base salary of not less than $1,000,000, subject to review annually for increase in the sole discretion of the Board of Directors of Dollar Tree (the “Board”). Mr. Dreiling will be eligible to participate in employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives and to its employees generally. Mr. Dreiling will also be entitled to use of the Company aircraft, provided that Mr. Dreiling is required to reimburse the Company for the full incremental costs associated with any non-business use. The Company will also reimburse Mr. Dreiling for his lodging while in Chesapeake, Virginia.

Pursuant to the Agreement, Mr. Dreiling was granted a one-time award of options to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17, reflecting the closing price of a share of Dollar Tree common stock on March 18, 2022 (the “Option Award”). The Option Award was granted as an “employment inducement grant” within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules. The Option Award has a ten year term and is scheduled to vest in equal installments on each of the first five anniversaries of the grant date, subject to Mr. Dreiling’s continued employment with the Company through each vesting date.

Upon a termination of Mr. Dreiling’s employment by the Company without cause or by Mr. Dreiling for good reason (each of “cause” and “good reason” have the meaning set forth in the Agreement) (a “Qualifying Termination”), Mr. Dreiling will receive, subject to continued compliance with the restrictive covenants in the Agreement and execution and non-revocation of a separation agreement containing a release of claims, (i) continued base salary for 24 months following termination (or, if shorter, through the end of the term) and (ii) accelerated vesting of an additional number of options of the Option Award that would have vested through the 365th day after Mr. Dreiling’s termination had his employment not terminated and assuming daily vesting of the Option Award (the “365 Day Vesting”), or, in the case of a Qualifying Termination within six months prior to, or two years following, a change in control (as defined in the Agreement), accelerated vesting of the pro rata portion of the Option Award that would have vested at the next anniversary of the Option Award’s date of grant (the “Equity Acceleration Benefit”), plus accelerated vesting of one additional tranche of the Option Award. Upon termination of Mr. Dreiling’s employment due to his death or disability (as defined in the Agreement), Mr. Dreiling will be eligible to receive the 365 Day Vesting. Upon Mr. Dreiling’s retirement (as determined in the sole discretion of the Board), Mr. Dreiling will be eligible to receive the Equity Acceleration Benefit.

The employment agreement contains certain covenants by which Mr. Dreiling is bound, including covenants not to compete with or solicit employees of the Company for a specified period following the termination of Mr. Dreiling’s employment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Nonstatutory Stock Option Agreement pursuant to which the Option Award was granted, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 7.01. Regulation FD Disclosure.

On March 21, 2022, the Company issued a press release announcing the grant of the Option Award to Mr. Dreiling pursuant to the Agreement. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this item, including that incorporated by reference, is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Executive Agreement, effective March 19, 2022, by Richard W. Dreiling and the Company (portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K).
10.2	Nonstatutory Stock Option Agreement, effective March 19, 2022, by Richard W. Dreiling and the Company.
99.1	Press release dated March 21, 2022 issued by Dollar Tree, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: March 21, 2022	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer